Exhibit (c)(7) Discussion Materials Project Anchor September 24, 2022 PRELIMINARY AND CONFIDENTIAL DRAFT

Morgan Stanley

Seaspan Valuation as Presented to Special Committee on 9.16.2022

Illustrative Discounted Cash Flow Sensitivity Analysis

Based on Seaspan and APR Management Forecast as of August 2022, with Updated Seaspan and APR Sensitivities as of September 2022

		Scenario			Implied Agg. Value Impact ($MM)[1]
	Input Impacted	Downside	Base Case	Upside	*Implied Share Price Impact ($MM)*[2]
Removal of 4 Vessels[3]	Vessel Count by 12/31/2024	188	192	NA	**($238)** *($0.81)*
Cost Inflation Increase of 100bps[3]	Increase to Cost Inflation per Annum	100 bps	0 bps	NA	**($1,033)** *($3.52)*
APR 70% Utilization[4]	Turbine Utilization Rate	70%	75%	NA	**($82)** *($0.28)*
APR 50% Utilization[4]	Turbine Utilization Rate	50%	75%	NA	**($411)** *($1.40)*

Downside Sensitivity | Upside Sensitivity

Source: Management Forecast as of August 2022, Seaspan and APR Sensitivities as of September 2022

Notes:
1. Balance sheet items as of 6/30/2022; net debt includes $5,714MM total debt (excluding operating leases), $401MM cash and cash equivalents, and $803MM of preferred stock; basic share count of 282MM, 3.1MM RSU, 0.5MM PSUs, 8.0MM outstanding options and other dilutive securities as provided by Anchor management on August 19, 2022. Assumes no dilution from exchangeable notes from $13.01 to $17.85 due to hedging from associated capped call; for share prices above $17.85, assumes additional dilution from exchangeable notes due to net share settlement
2. The implied share price impacts of these 4 sensitivity cases are not additive and must be considered independently
3. For Seaspan sensitivities, APR Aggregate Value held constant at the midpoint WACC of 8.9% and midpoint exit multiple of 5.8x
4. For APR sensitivities, Seaspan Aggregate Value held constant at the midpoint WACC of 7.4% and midpoint PGR of 1.0%

PROJECT ANCHOR

PRELIMINARY AND CONFIDENTIAL DRAFT

2

Morgan Stanley

Seaspan Valuation as Presented to Special Committee on 9.16.2022

Illustrative Discounted Equity Value Analysis | Consolidated Company

8.3x AV / EBITDA; Based on Seaspan and APR Management Forecast as of August 2022, with Updated Seaspan and APR Sensitivities as of September 2022

Present Value of Future Stock Price Including Value of Dividends (1)(2)(3)(4)(5)

$ / share; (+/-) $ / share variance from Management Forecast

	12/31/2022	12/31/2023	12/31/2024
Management Forecast(6)	$16.90	$21.10	$18.45
Removal of 4 Vessels	$17.19 / *$0.29*	$21.23 / *$0.12*	$18.61 / *$0.16*
Cost Inflation Increase of 100bps *(Seaspan Only)*	$16.76 / *($0.14)*	$20.84 / *($0.26)*	$18.05 / *($0.39)*
APR – 70% Utilization	$16.58 / *($0.31)*	$20.78 / *($0.32)*	$18.13 / *($0.32)*
APR – 50% Utilization	$15.37 / *($1.53)*	$19.12 / *($1.99)*	$16.60 / *($1.85)*

Source: Management Forecast as of August 2022, Seaspan and APR Sensitivities as of September 2022; Company Filings

Notes:

1. Represents future value using NTM multiple applied to EBITDA; includes impact of cumulative future value of dividends
2. Valuation date of June 30, 2022. Represents future value as of specified date based on NTM multiple applied to EBITDA, discounted back to June 30, 2022 at a cost of equity of 10.5% assuming end of year convention for Equity Value and mid-year convention for dividends
3. Analysis assumes Anchor continues to pay out dividends to common shareholders at payout of $0.50 per share annually
4. Assumes basic share count of 282MM, 3.1MM RSU, 0.5MM PSUs, 8.0MM outstanding options and other dilutive securities as provided by Anchor management on August 19, 2022. Assumes no dilution from exchangeable notes from $13.01 to $17.85 due to hedging from associated capped call; for share prices above $17.85, assumes additional dilution from exchangeable notes due to net share settlement
5. The implied share price impacts of these 4 sensitivity cases are not additive and must be considered independently
6. Management Forecast assumes APR – 75% utilization for 2023 and forward

PROJECT ANCHOR

PRELIMINARY AND CONFIDENTIAL DRAFT

3

Legal Disclaimer We have prepared this document solely for the Special Committee of the Board of Directors of Atlas Corporation ( you ). These materials are solely for use by you and may not be shared with, or relied on by, any other party or for any purpose other than as specifically contemplated by a written agreement between you and Morgan Stanley. You and Atlas Corporation's directors, officers, employees, agents and affiliates must hold this document and any oral information provided in connection with this document in strict confidence and may not communicate, reproduce, distribute or disclose it to any other person, or refer to it publicly, in whole or in part at any time except with our prior written consent. If you are not the intended recipient of this document, please delete and destroy all copies immediately. We have prepared this document and the analyses contained in it based, in part, on certain assumptions and information obtained by us from Atlas Corporation, its directors, officers, employees, agents, affiliates and/or from other sources. Our use of such assumptions and information does not imply that we have independently verified or necessarily agree with any of such assumptions or information, and we have assumed and relied upon the accuracy and completeness of such assumptions and information for purposes of this document. Neither we nor any of our affiliates, or our or their respective officers, employees or agents, make any representation or warranty, express or implied, in relation to the accuracy or completeness of the information contained in this document or any oral information provided in connection herewith, or any data it generates and accept no responsibility, obligation or liability (whether direct or indirect, in contract, tort or otherwise) in relation to any of such information. We and our affiliates and our and their respective officers, employees and agents expressly disclaim any and all liability which may be based on this document and any errors therein or omissions therefrom. Neither we nor any of our affiliates, or our or their respective officers, employees or agents, make any representation or warranty, express or implied, that any transaction has been or may be effected on the terms or in the manner stated in this document, or as to the achievement or reasonableness of future projections, management targets, estimates, prospects or returns, if any. Any views or terms contained herein are preliminary only, and are based on financial, economic, market and other conditions prevailing as of the date of this document and are therefore subject to change. We undertake no obligation or responsibility to update any of the information contained in this document. Past performance does not guarantee or predict future performance. This document and the information contained herein do not constitute an offer to sell or the solicitation of an offer to buy any security, commodity or instrument or related derivative, nor do they constitute an offer or commitment to lend, syndicate or arrange a financing, underwrite or purchase or act as an agent or advisor or in any other capacity with respect to any transaction, or commit capital, or to participate in any trading strategies, and do not constitute legal, regulatory, accounting or tax advice to the recipient. We recommend that the recipient seek independent third party legal, regulatory, accounting and tax advice regarding the contents of this document. This document does not constitute and should not be considered as any form of financial opinion or recommendation by us or any of our affiliates. This document is not a research report and was not prepared by the research department of Morgan Stanley or any of its affiliates. Notwithstanding anything herein to the contrary, each recipient hereof (and their employees, representatives, and other agents) may disclose to any and all persons, without limitation of any kind from the commencement of discussions, the U.S. federal and state income tax treatment and tax structure of the proposed transaction and all materials of any kind (including opinions or other tax analyses) that are provided relating to the tax treatment and tax structure. For this purpose, tax structure is limited to facts relevant to the U.S. federal and state income tax treatment of the proposed transaction and does not include information relating to the identity of the parties, their affiliates, agents or advisors. This document is provided by Morgan Stanley & Co. LLC and/or certain of its affiliates or other applicable entities, which may include Morgan Stanley Realty Incorporated, Morgan Stanley Senior Funding, Inc., Morgan Stanley Bank, N.A., Morgan Stanley & Co. International plc, Morgan Stanley Securities Limited, Morgan Stanley Bank AG, Morgan Stanley MUFG Securities Co., Ltd., Mitsubishi UFJ Morgan Stanley Securities Co., Ltd., Morgan Stanley Asia Limited, Morgan Stanley Australia Securities Limited, Morgan Stanley Australia Limited, Morgan Stanley Asia (Singapore) Pte., Morgan Stanley Services Limited, Morgan Stanley & Co. International plc Seoul Branch and/or Morgan Stanley Canada Limited Unless governing law permits otherwise, you must contact an authorized Morgan Stanley entity in your jurisdiction regarding this document or any of the information contained herein. © Morgan Stanley and/or certain of its affiliates. All rights reserved. PROJECT ANCHOR PRELIMINARY AND CONFIDENTIAL DRAFT 4